EXHIBIT 99.1

FINAL TRANSCRIPT

CSC - Q4 2008 Computer Sciences Corporation

Earnings Conference Call

Event Date/Time: May 21, 2008 / 5:00PM ET

CORPORATE PARTICIPANTS

Bill Lackey
Computer Sciences Corporation - Director, Investor Relations

Mike Laphen
Computer Sciences Corporation - Chairman and Chief Executive Officer

Don DeBuck
Computer Sciences Corporation - Interim Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Adam Frisch
UBS - Analyst

Brian Keane
Credit Suisse - Analyst

Vincent Lin
Goldman Sachs - Analyst

Rod Bourgeois
Sanford Bernstein - Analyst

George Price
Stifel Nicolaus - Analyst

Eric Boyer
Wachovia - Analyst

Tien-tsin Huang
JPMorgan - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC fiscal 2008 fourth quarter conference. Today's call is being recorded and for opening remarks and introductions, I would like to turn the program over to Mr. Bill Lackey, Director of Investor Relations. Please go ahead sir.

Bill Lackey - Computer Sciences Corporation - Director, Investor Relations

Thank you, operator, and good afternoon, everyone. Welcome to CSC's fourth quarter fiscal year 2008 earnings conference call.  I trust you have had an opportunity to review our financial results issued earlier this afternoon. Mike Laphen, Chairman and Chief Executive Officer will begin with opening remarks and then Don DeBuck, Interim Chief Financial Officer will review the quarters financials. As usual, this call is being webcast live at CSC.com and we also welcome those joining us via that process. Any information that we cover that does not directly and exclusively relate to historical facts, constitutes forward-looking statements under federal securities laws. For a written description of the factors that could cause actual results to vary from these statements, please refer to the section titled risk factors in the SEC form 10-K for the year ended March 30, 2007. On today's call, we will reference certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures are provided in the tables attached to the earnings press release and will posted on the investor relations section of CSC's web site.

The non-GAAP measures referred to during this conference call are not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Finally we assume no obligation to update the information presented on this conference call. Now I am pleased to turn the call over to Mike Laphen.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Thank you Bill and good afternoon everyone. I am pleased to again have the opportunity to discuss CSC current business position as well as our fiscal '08 results. As many of you know, last year was challenging with respect to our reporting, and of course that impacted your analysis during the year. I am delighted these issues are behind us, affording better clarity with improved transparency going forward.

Throughout fiscal year '08, we have focused on both the implementation of our strategic plan and the delivery of improved financial and operational results. Several of the year's accomplishments are of particular note. First we have now completed the integration Covansys and CSC. The result is CSC India, the market organization that enables CSC to compete directly for India pure play business and a totally integrated operation in India of some 15,000 professionals who scored all of CSC business as part of our world sourcing strategy. With CSC India, CSC offers its clients of local presence, global delivery, and the best of India. Several very recent new logo wins, demonstrate that CSC is now able to compete successfully within the India pure play market. Providing CSC with a new high growth market as well as increased operating leverage.

Second, we acquired and are now integrating First Consulting Group into our health services sector. CSC's health services sector's 50th fiscal year '08 revenues were $1 billion, which nicely compliments our $400 million plus health services businesses within our North American public sector. CSC offers a broad portfolio of IP based solutions and service offerings to an impressive array of clients across the public and private health services spectrum.

On our UK NHS contract, we made strong progress last quarter with deployments in primary and secondary care. And I am particularly pleased to note that Lorenzo Release One was made available for the client integration environment on schedule and we are now actively working toward going live with three major hospital trusts, who are the early adopters for the software.

Third, we successfully completed our $1.7 billion private placement debt refinancing in the challenging credit environment. Fourth, we completed our stock buy back program bringing the two year total to $2 billion or 40.7 million shares. Lastly, we completed our restructuring program in fiscal year '08. Accordingly I am pleased to announce we anticipate reporting no further restructuring related special items in fiscal year '09.

We of course will continue to focus on cost reductions and operational efficiencies. The cost associated with the previously announced relocation of our corporate head quarters will be included within the fiscal year '09 guidance, I will provide in a few minutes and not as a special charge.

For fiscal '08, we achieved solid revenue growth and delivered earnings and free cash flow, at the upper end of our guidance ranges. More specifically, fiscal 2008 grew revenues grew $1.6 billion or 11%. Global commercial revenues were $10.7 billion up 14%, with positive growth in all geographies.

North American public sector revenue was 5.78 billion up 6%. Our earnings per share for the year before special items, were $3.84 a growth of 4.6% year-over-year, despite the negative impacts previously reported. Importantly, we honored our free cash flow guidance commitment.

We delivered free cash flow performance of 88% of net income over the two year period fiscal '07 and fiscal '08 exclusive of restructuring costs, which compares favorably with our guidance range of 80 to 90%. Major announced business awards for the fourth quarter were 2.5 billion bringing the full year total to 13.3 billion. Of that total 11.2 billion was derived from CSC's NPS, a record annual award total for that line of business setting up solid opportunity for future revenue growth.

The 22 month pipeline for NPS currently stands at over $50 billion spread across a broad list of agencies and departments of the United States Federal Government. The award date for a number of important commercial pursuits slipped from the fourth quarter of fiscal year '08 to the first quarter of fiscal '09. As a result, I am pleased to note that commercial bookings for the first quarter of fiscal year '09 are off to a solid beginning with a two day total of 1.6 billion.

The company is pursuing numerous other commercial opportunities and anticipates further awards in the first quarter and an improved commercial award profile over the year just ended. To help drive achievement of improved longer term operational financial performance, we continue to strengthen our position in six selected industry markets, including the health services vertical mentioned earlier and our three lines of business.

CSC's three lines of business include, business solutions and services, North American public sector, and global out sourcing. With fiscal '08 revenues of 4.0 billion, 5.8 billion, and 6.7 billion, respectively. With revenues of 4.0 billion, our business solutions and services line of business now comprises 24% of CSC's total revenue and includes our vertical industry's software and BPO solutions and services and our CSC India business as well as our classic systems integration and consulting business.

Its markets provide the high revenue growth rates and higher operating margin opportunities required to realize our longer term objectives. The dynamics of the market for these three lines of business are quite different, and are often counter cyclical.

Consequently we believe a balanced portfolio of business solutions services, North American public sector, and global out sourcing business, provide CSC considerable mitigation of geographic and economic risks, while providing the market opportunities for CSC to achieve our longer term objectives of 10% or greater revenue growth rate, operating margin, and ROIC.

As we begin fiscal '09 with the issues of restructuring and restatements behind us, we look forward to improving operating metrics. Our expectations for fiscal 2009 excluding any new acquisitions, is revenue growth in the 6% to 8% range and earnings per share in the $4.20 to $4.40 range an increase of 9% to 15% year-over-year.

We expect to deliver fiscal year free cash flow, consistent with our standing guidance of 80 to 90% of net income over a two year period. To improve transparency, we will provide greater in sight into revenue and margin performances of our businesses. During our investor conference on June 5th, we will provide greater detail on our guidance and more transparency into our business unit performances.

Additionally, we look to significantly enhance the reporting of both North American public sector and commercial bookings, to capture more of the business solutions and services type business and move to an approach focused more on announcing task order value for U.S. federal awards rather than estimated value of IDIQ contracts.

With continued execution of our strategic plan, we expect to reach our multiyear financial and operational goals. I look forward to keeping you apprised of our progress and to the opportunity to provide further insight into our plans and ambitions at our investors conference on June 5th.

Now I will turn the call over to Don for further details on our financial results.

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Thank you, Mike. And thanks everyone for joining us today for our year-end fiscal 2008 conference call. Financial highlights include, double digit revenue growth reported for both the fourth quarter and full year. Earnings per share before special items of $1.44 for the quarter, above our prior guidance and $3.84 for the full year at the high end of previously announced range.  Adjusted free cash flow of 306 million for the full year in line with our prior guidance.

Before moving on I remind everyone that unless indicated otherwise all data and comparisons will be on a restated basis and will exclude the impact of special items. Special items totaling a 155.8 million for the full year, consisted of a restructuring charge of 133.4 million with the remaining 22.4 million charge in our first quarter related to retirement of the company's former Chairman and CEO.

So, let's start with our focus first on revenues. Fourth quarter revenues were 4.5 billion representing 11% growth as reported and 7% growth in constant currency. Full year revenues were 16.5 billion also representing 11% growth as reported and 7.5% growth in constant currency.

Our North American public sector or NPS, generated 1.5 billion of fourth quarter revenue resulting in growth of 1%. The slower growth was due to conclusion of certain contracts at defense related customers and some programs that were protested and others that slipped to the right.

For the full year, NPS revenues of 5.8 billion grew 6% over last year. Results were driven by new business awarded during fiscal 2008 and 2007, increases on existing department of defense contracts and a new contract with a major provider of relief aid.  The datatrac acquisition, which closed late in the third quarter of fiscal 2007, contributed approximately 100 million of acquired revenue for fiscal 2008.

Global commercial revenues grew 16% during the quarter to $3 billion. In constant currency, revenues increased 10% for global commercial. For the full year, global commercial revenues increased 14% to 10.7 billion as reported and 8% in constant currency. Covansys and FCG added over $400 million. Let's now walk through each of the individual pieces of our global commercial operations.

U.S. commercial revenues rose 19% in the fourth quarter and 9% for the full year. The main drivers of growth included the acquisitions of Covansys and First Consulting Group, as well as higher bill rates in our U.S. consulting and integrations business, partially offset by the conclusion of certain contracts and normal scheduled rate reductions on certain out sourcing engagements.

Reported revenues in Europe increased 12% during the quarter and 16% for the full year. In constant currency, revenues grew 4% and 8% during the quarter and full year, respectively. Results were driven by new contract wins with the UK public sector and major commercial customers, growth in ur European consulting business and increased project work with existing out sourcing customers. Asia revenues grew 20% and 17% for the fourth quarter and full year, respectively.

In constant currency, fourth quarter revenues increased 11% while full year revenues advanced 10% due to out sourcing customers. Australian revenues increased 22% during both the quarter and full year. In constant currency, revenues increased 6% during the quarter and 8% for the year. The growth includes a notable string of successes last year and winning a number of recompete contracts as well as continued expansion in our IT recruitment business.

Now, turning to award, we announced 13.3 billion of awards for fiscal 2008 and in doing so we maintained the momentum in our federal sector with another record year. 2008's public sector signings were 11.2 billion and our pipeline continues to be strong with more than 50 billion of opportunities scheduled for award over the next 22 months. Our announced commercial awards were down compared to previous years but our first quarter is off to a good start as Mike just mentioned with 1.6 billion already signed.

Now let's move down the income statement. Cost of services as a percentage of revenue for the year was 79.7% an increase of 20 basis points compared to last year, primarily due to adjustment on the IRS contract we noted earlier this year. Selling, general and administrative expenses were 5.9% of revenues in 2008 an improvement of 30 basis points over the prior year. The improvement was driven by the effect of restructuring activities in Europe as well as a mix effect with Covansys and Australia's reduction in current year proposal expenses yielding a more favorable expense ratio.

Depreciation and amortization expense was 7.3% of revenues for the year and was essentially unchanged for the prior year. Our effective tax rate for the quarter was 39% compared to 20% fourth quarter last year. The rate difference is primarily attributable to fiscal 2007's higher income tax credit and other changes in tax contingencies.

For the full year, the tax rate was 39% compared to 29% last year with the difference being primarily attributable to the company's change in accounting policy to classify interest and penalties on uncertain tax positions to the income tax provision in connection with FIN 48 adoption as we have noted earlier and secondly, the higher fiscal 2007 income tax credit.

Summarizing the income statement, diluted earnings per share before special items for the fourth quarter and full year were $1.44 and $3.84 respectively. A I mentioned on our third quarter call the sum of the individual quarters is greater than $3.84, due to the timing effects of quarterly profits and significant changes in share base across quarters. Now, let me update on three issues, restructuring, share repurchases and a change in our segment footnote income presentation.

First restructuring. Restructuring charges for the year of 133.4 million were mostly work force reduction costs. We concluded our two year restructuring program and will not have restructuring related special charges in fiscal 2009. Total restructuring of the two year period resulted in a reduction of approximately 3500 employees, net of new hires in lower cost locations. We completed this program on time and within the parameters previously outlined.

Second our share repurchase program. Our board authorized a $2 billion share repurchase program in June 2006. We completed the first phase, a $1 billion accelerated share repurchase, in July 2007. In August 2007, we began the second phase under a defined 10b5-1program with daily open market purchases against a pricing grid.

In March 2008 we completed the 10b5-1 program. The second phase resulted in the repurchase of 21.7 million shares for $1 billion. So across the two year program we repurchased 40.7 million shares, with no further repurchases planned.

Third, you will see in the segment footnote of the 10-K that we have moved the measure of profit or loss to operating income, from earnings before interest and taxes. The primary difference between the two measures is that OI excludes corporate general and administrative expense which has historically amounted to less than 1% of total revenue. One of the benefits of this change is that aligns us a comparable basis with the multiyear project accelerate strategy metric, namely our goal of 10% operating income margins.

Now let's move to the balance sheet. We ended the fourth quarter with approximately 700 million of cash and cash equivalents up 110 million from the prior quarter but down 351 million from the prior year. The higher cash balance over the quarter was primarily attributable to higher advance contract payments as a result of the planned milestone payment in the quarter from the NHS contract.

The decrease over the year was primarily attributable to the combination of the share buy back and 2007 NHS cash advances and milestone payments. On a quarterly basis, DSO was 90 bays an improvement of 10 days compared to last quarter and an improvement of four days compared to the same period last year due to cash collection efforts in our North American commercial operation and our public sector.

Our debt to total capital ratio at the end of the quarter stood at approximately 39% an increase of 3% compared to the prior quarter, primarily attributable to the issuance of 260 million of commercial paper to complete the share repurchase. Over the year, the debt to capital ratio is up 17 percentage points, primarily attributable to the 1.7 billion of commercial paper which was issued during fiscal 2008, to fund the acquisitions of Covansys Corporation and First Consulting Group.

This commercial paper was replaced by five year and ten year term debt. We plan to use our cash flow to reduce this debt over time. Moving on to the within NPS, the status of the company's 16 request for equitable adjustment and subsequent conversion into interest bearing claims. The status is remains essentially unchanged as expected from the last call.

As previously reported the Government denied going sets of claims, the company disagreed and initiated litigation at the armed services board contract appeals on the first set of claims during November 2007 and on the second set of claims during February 2008. The discovery phase of litigation for both sets of claims is expected to begin in the first half of fiscal 2007 and could last one to two years. We continue to vigorously pursue both sets of claims. Now, moving to cash flow.

Given the nature of our services and large contract business, our cash flow historically reflects significant interquarter volatility within each fiscal year. For example, we have mentioned in prior calls that a significant amount of cash from the NHS contract was received at the end of fiscal 2007, lowering fiscal 2008 expected cash inflow. With that said, fourth quarter cash flow was a 549 million cash inflow as disclosed in the press release.

Including 42 million in after tax restructuring cash payments, yielding 592 million free cash inflow by the measure we have talked about previously. For the year, 175 million free cash inflow is disclosed in the press release, with approximately 130 million after tax restructuring cash payments yields 306 million excluding restructuring charges. The net cash provided by operations of 844 million in the fourth quarter, is 197 million lower than the same period last year.

As expected, the main driver was the prior year fourth quarter advance payments on the NHS contract. For the year, the net cash provided by operations of 1.34 billion is 236 million lower than the same period last year for similar reasons. The net cash outflow for investing activities in the fourth quarter was higher this year, due to the acquisition of First Consulting Group. For the year it was higher due to both of these Covansys and First Consulting Group acquisitions.

Our results were in line with our previous guidance that our ratio of free cash flow to net income over a two year period, will be in the range of 80 to 90%. Our ratio for the combination of fiscal 2007 and '08 was 88% as Mike noted. Before concluding my remarks let me provide you with additional guidance for first quarter and full year fiscal year 2009.

We expect first quarter revenues in the range of 4.25 to 4.4 billion or a growth of just under 11 to almost 15%. We expect full year revenues in the range of 17 billion to 18 billion for growth of 6% to 8% over the current year. For the full year, EPS is projected to be in the 4.20 to 4.40 range.

Although we are projecting strong EPS guidance for the year, for the first quarter, we expect earnings per share to be in the $0.70 to $0.80 range. That is a potential decrease, despite expected growth in operating income, due to some comparative head winds in nonoperating items. Last year's first quarter had $18 million of foreign exchange gains and other income from intercompany notes which are now hedged.

Interest expense will be up in the first quarter due to the share buy back program and having replaced commercial paper with term debt at rates higher than commercial paper rates. Finally the projected tax rate is several points higher primarily attributable to a reduction in discrete items. These factors are projected to outweigh the lower share base impact.

By the way, from an operating perspective, our Q1 expectations also incorporate approximately eight million of higher amortization expense for purchase intangible assets, reflecting the impact of fiscal 2008 acquisitions. The full year increase is approximately $11 million. On a go forward basis, we have completed our restructuring plans and do not foresee anymore restructuring expenses.

On the third quarter call I mentioned that the relocation of corporate headquarters may be treated as special item in fiscal 2009. Upon review we have decided not to treat it as much. Rather the relocation cost will be absorbed into the corporate G&A line for a cleaner presentation.

With respect to other guidance items, our projections for expense ratios for the full year are as follows: cost of services we would project to be 75 to 80% of revenues, SG&A in the 6% to 7% range, depreciation and amortization 7% to 8% and a tax rate in the upper 30% range. Going forward, we expect free cash flow for fiscal 2009 to be within our range of 80 to 90% of net income.

However, I would remind you that cash flow can be lumpy given timing of milestone payments on significant contracts such as NHS and that's why we talk about the two year window. So in closing, key takeaways from this year's results include. First we delivered double digit revenue growth with solid contributions from each geographic region balanced across our portfolio business solutions and services to the North American public sector and global out sourcing services.

Second, we delivered earnings per share at the high end of our previously issued guidance. Finally, free cash flow was in line with our guidance. In summary, we are well positioned to deliver strong financial results increasing revenue operating income and earnings per share in fiscal 2009. And with that, I will turn the call back over to Bill.

Bill Lackey - Computer Sciences Corporation - Director, Investor Relations

Thank you Don. Operator before beginning questions, as Mike referenced in his remarks, we are holding an institutional investor conference in New York on June 5th. And those people needing assistance with registration, just please call my office and we will help you. Okay, operator, now we are ready for the first question.

QUESTIONS AND ANSWERS

Operator

Thank you. (OPERATOR INSTRUCTIONS) We will pause for just a moment to assemble our roster. Our first question will come from Adam Frisch with UBS. Please go ahead.

Adam Frisch - UBS - Analyst

Thanks. Good afternoon, guys. I wanted to ask about NHS a little bit if you can give an update on the program? And we recently heard that the Government initiated a new rule not making it mandatory for all providers to participate in the program. I wanted you to comment on that and if that has hurt your revenues at all?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Well, Adam, the update on the program as I reflected earlier, we made very good progress on our deliveries during the past quarter. We brought the, the release one Lorenzo software up to our integration environment for the preparation of the live fielding. We are anticipating that live fielding to go forward in the month of June. So we are both pleased and excited about that. We had, we had a few integration glitches that we worked through.

But we are pretty comfortable that we are through those now. We, in terms of the, I think you are talking about the new award that was made or framework contract, I think relative to the NHS, and we are included in that award and all line items of the additional services. As far as we see right now, we don't anticipate any impact, Adam.

Adam Frisch - UBS - Analyst

But did the Government change the original construct of the program and --

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

No.

Adam Frisch - UBS - Analyst

So they're still man dating all providers to be in the program.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

To the best of my knowledge, Adam.

Adam Frisch - UBS - Analyst

Okay. Okay. Two quick housekeeping items. One how much of the 11.2 billion in government booking was IDIQ and what is the outlook for commercial in '09? I know you said you already had 1.6 billion in the first quarter, but what should we expect in commercial in '09, because that was pretty weak in '08.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

I don't have the breakout of the IDIQ. Call Bill Lackey or Don afterwards and we will get that for you. We have got a robust pipeline right now. My best guess for the, for the first quarter is somewhere over the total booking around four billion.

I think at least half of that will be commercial and we have good prospects for the second quarter as well. And as I said, the pipeline is, is robust. So, but to go out past more than two quarters, that's a bit, a bit risky, Adam. We are feeling pretty good about it right now.

Adam Frisch - UBS – Analyst

Okay. If I can sneak in one more for Don. The '09 growth rate on the top line, ex M&A, what would that be?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

The numbers exclude any fiscal 2009.

Adam Frisch - UBS - Analyst

Any additional -- I understand that. But how much of the acquisitions that you made in '08 and closed in '08 what are those acquisitions adding to in '09?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Probably maybe two percentage point or so.

Adam Frisch - UBS - Analyst

Okay. So organic would be in the 5% to 7% range?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Yes. If you do the, sort of the 12 month anniversary effect.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

That's about right Adam, five to seven without.

Adam Frisch - UBS - Analyst

Okay. Great. Thank you.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Next question, please, operator.

Operator

Thank you, sir. Our next question will come from Brian Keane with Credit Suisse.

Brian Keane - Credit Suisse - Analyst

Hi, good afternoon. Just following up on that, the federal awards had a pretty good year at 11.2 up about 22%. Yet in the fourth quarter, here, revenue growths slow down quite a bit. So I am just trying to reconcile the two. Should we see that pick back up or is that just a lot of these awards haven't actually taken place yet?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Yes, we are anticipating it to pick back up in the first quarter from, to mid to upper single digits. The anomaly in the fourth quarter was actually twofold. One there was two significant awards that we were expecting to contribute to the, to the revenue base in the quarter. One was you might recall well war fighter focus. There was a protest on that. We have a significant revenue contribution.

That has started now as we have gone into fiscal year '09. So that was simply a delay in the start up. There's another major program that was included there and that has not been awarded yet. That will be awarded in June. And then we had a couple of programs that came to conclusion that had a negative impact on the revenue. But from our perspective it is a one quarter anomaly.

Brian Keane - Credit Suisse - Analyst

Okay. And I guess on our organic basis, taking that five to seven, will federal be pretty similar to commercial or do you expect federal to be a little stronger next year?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

I think federal will be, as it typically is, upper single digits.

Brian Keane - Credit Suisse - Analyst

Okay. Don just just on the operating margin perspective. What should we expect going into fiscal '09, it is hard to back into the guidance? I am just trying to figure out if you guys are expecting operating margin expansion in fiscal '09?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

We are. You will see, this will be a little bit easier once you see the 10-K which we hope to file on Tuesday, by Friday rather. It is due Tuesday. We will now be breaking out that and you will see our operating income profile for that. And then, what we expect do is at the investor conference on June 5th, break that down a little more for you with respect to fiscal 2009.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

We will be giving you more visibility at the investor conference than we have historically given you.

Brian Keane - Credit Suisse - Analyst

Okay. I didn't catch the difference in your definition now Don for the 10% operating income goal. Can you give that to me again?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

The distinction, from that -- we have historically given an EBIT margin in our segment footnote, but we have talked in terms of the project accelerate strategy about operating income margin. What I described there was the distinction there was in essence the corporate G&A, so which has been historically just under one percentage point of revenue. So I am not sure if that is answering your question, if not please follow up.

Brian Keane - Credit Suisse - Analyst

No, that helps. I got it. And then just finally last question on terms of how much acquisition revenue was in the fourth quarter?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Under 200 million by maybe about, 180 million or so.

Brian Keane - Credit Suisse - Analyst

Okay. Great. Thanks.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Next question, operator.

Operator

Thank you sir. Our next question is from Julio Quinteras from Goldman Sachs. Please go ahead.

Vincent Lin - Goldman Sachs - Analyst

Hi this is actually Vincent Lin sitting in for Julio. First question, could you update us on where we are in terms of the CFO search process?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Well, it is in progress. We are interviewing and we would, I am hopeful that we would bring that to a conclusion by the end of June.

Vincent Lin - Goldman Sachs - Analyst

Got it. Okay. Really quickly, any sort of big contract renewals that you guys are expecting in FY '09 that we should be aware of?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Not off the top of my head, no, not that I can think of.

Vincent Lin - Goldman Sachs - Analyst

Got it. And if you can comment at all, relative to the, the pipeline and the four billion or so bookings that you, that you reported during this quarter. How much of that was renewal versus new logo wins?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Most, I think most, if not all of the 1.6 billion in commercial is new. The, we, there is one resigning although it is an expansion of scope as well, that we are expecting to sign within the first quarter. And that would be part of the four billion. But as I said I expect the commercial bookings to exceed 50% of that four billion. It will be, the commercial bookings will be north of two billion.

Vincent Lin - Goldman Sachs - Analyst

Got it. Okay. And then just finally for the full year, should we expect in the, should we expect the 50% commercial mix to stay true for the rest of the year? I guess I am just trying to get a sense about the, the weighting of the federal versus commercial bookings.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

That's really lumpy. We are going to try, first of all one things that we haven't done is that we are going the try to lay out at the investors conference. We only, we only report what I will call large bookings and significant bookings. And there's an awful lot of our commercial bookings that we do not announce and don't give visibility to. So as we change that reporting scheme, I think that will be helpful for you to get a better view on our commercial pipeline and our commercial backlog. So, if you could bear with us until the investor conference I think we will be able to help you more then.

Vincent Lin - Goldman Sachs - Analyst

Got it. Great. Thank you.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Next question please operator.

Operator

We will go now to Rod Bourgeois with Sanford Bernstein.

Rod Bourgeois - Sanford Bernstein - Analyst

Yes, guys. I am not completely clear on the free cash flow guidance. So et me just inquire here. If you are guiding to 80 to 90% over two years, in terms of free cash flow to net income, does this imply that fiscal '09 free cash flow will actually need to be greater than 90% of net income in order to make up for the weak free cash flow of fiscal '08? So I am trying to understand how you are using this two-year period that is involved in your free cash flow guidance?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Sure, Rod. Let me provide some clarity around that. The two, we really, the two year profile we talked about is in looking at 2007 and 2008 together, because the -- as we have commented for a full year now, at the end of 2007, there was a significant payment that we got from NHS that we quite frankly came in sort of right at the very end that we hadn't quite anticipated. So that kind of gave us a much stronger 2007 and we knew it would give us a weaker 2008.

I am not at all trying to imply that that is a constant rolling two year profile. So I am not trying to say that 2009 add it to 2008 and look at that as a two year profile. What I am try to go say for 2009 is, 2009 alone in isolation right now, looks like it could be in the 80 to 90% range and isolate and looking at it as a single year. However again there's lumpiness with that.

The program like NHS had significant milestone payments throughout the year, some including in the fourth quarter, that's a function of our ability to, to deliver things on schedule, on time et cetera, et cetera. And if that were to happen, and flip the other way on us and at the end of 2009 if something were to spill into fiscal 2010, that's where I look for the fiscal 2009 and '10 profile to be two year, but I am not trying to give it will be a rolling two year profile.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Our fiscal year 2009 free cash flow budget, Rod, is in the 80 to 90% of this year's net income.

Rod Bourgeois - Sanford Bernstein - Analyst

Right. But when you say that cash flow can be lumpy for '09, what you are signaling is that if NHS or some other contracts have some lumpiness, you may decide to change your fiscal '09 guidance to, to look at fiscal '09 and fiscal '10?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

It will be a function of progress we make on work efforts that have associated milestone payments with those work efforts.

Rod Bourgeois - Sanford Bernstein - Analyst

Okay.

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

If those were to slip 30 days for an example or 45 days, a payment could slip accordingly.

Rod Bourgeois - Sanford Bernstein - Analyst

But is it NHS that's the biggest wild card as you set that guidance for fiscal '09 on the cash flow front?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

That is a significant piece of the wild card.

Rod Bourgeois - Sanford Bernstein - Analyst

Okay. And can you talk about what the milestone is specifically that would create that milestone? Is it, is it related to the software deployment or is, can you talk about the specific milestone that we should be watching in that regard?

Bill Lackey - Computer Sciences Corporation - Director, Investor Relations

Well, there are numerous, there's the roll outs of the take ups of all of the trusts, et cetera. So I think it is a combination.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Yes, it is a combination. It is a combination of the, of the deployments that go on, as well as the milestones of the software development, as well as the advanced payment that we negotiate with the customer. So it is a combination of those things and had historically, we have, we have managed them to the level where we have spoken to and would expect to continue to do that. But I think Don is just trying to put out there that there, there is a potential for variability, we don't expect at this time, but it can happen.

Rod Bourgeois - Sanford Bernstein - Analyst

Okay. That's helpful. Then on the DSO front. You made some progress in lower DSO's, I know that was necessary to hit your fiscal '08 cash flow target. Are you assuming further DSO decline in our fiscal '09 free cash flow guidance?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Yes.

Rod Bourgeois - Sanford Bernstein - Analyst

Can you give us an idea of what magnitude?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Single digit days.

Rod Bourgeois - Sanford Bernstein - Analyst

Okay. Alright Finally on your revenue growth guidance, does your revenue growth guidance assume any foreign exchange benefit?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

We basically look at the, at the currency rate at the time, at the fiscal year end, lock in for that and then just proceed on from there?

Rod Bourgeois - Sanford Bernstein - Analyst

Okay. So it assumes the current rates stay in tact over the next year?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Right.

Rod Bourgeois - Sanford Bernstein - Analyst

Okay. Great: one final question. How are you guys responding to the HP EDS proposed merger? Are you expecting that this might help your sales pipeline given disruption that that might occur or are you looking at this as a relatively neutral event at this point in time?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Well, I guess I would say we have, we have been contacted by several of EDS's industry partners who have voiced various levels of concern. I might say up to alarm regarding the expected combination. And of course we are dialoguing with those companies to see what the opportunities might be. And I think, of course I think you can also expect that some of EDS's clients will investigate their options under the exchange of control provisions and we certainly consider CSC to be one of those available options.

Rod Bourgeois - Sanford Bernstein - Analyst

Right. So it is both partners of EDS hardware and software companies and also customers that you are going to be looking out for?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

We are doing more than looking out for.

Rod Bourgeois - Sanford Bernstein - Analyst

Got it. All right. Thanks, guys.

Operator

We go next to George Price with Stifel Nicolaus.

George Price - Stifel Nicolaus - Analyst

Hi. Thanks very much. Just, wanted to clarify one thing from the last, from Rod's question, just so. The particular guidance that you are getting for free cash flow and I don't want to beat a dead horse but I want to make sure I understood this clearly, because we are going between one year and two years. So you are suggesting best visibility now 80 to 90% of net income for '09. Is that correct?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Correct.

George Price - Stifel Nicolaus - Analyst

So now when you talk about lumpiness and potential timing issues and so forth, my perception was the tone was more suggestive of down side to fiscal '09 if things slip. Is that, is there, is that accurate in the sense of there's more likelihood of down side slippage in fiscal '10 than upside potential for some reason?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

I don't think I am trying to signal one way or the other, just saying there are thing that is can happen where something could slip from one year to the next the same way it happened in fiscal '07 and '08.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

If you recall we had a very positive, I'll call it surprise on the last day. That could happen as well.

George Price - Stifel Nicolaus - Analyst

Okay. And in terms I know you are saying no more special items in the P&L. Do we have any lingering restructuring cash outflows that you expect and?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Yes, we do.

George Price - Stifel Nicolaus - Analyst

Can you give a timing and amounts?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

We expect it is about 30 million more cash probably in the next fiscal year, but we will have that's baked into our projection we have already given.

George Price - Stifel Nicolaus - Analyst

Okay. So the 80, 90% is pro forma?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

It includes the restructuring related cash outflows.

George Price - Stifel Nicolaus - Analyst

Includes the negative impact of that.

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

Includes the negative impact of that.

George Price - Stifel Nicolaus - Analyst

Okay. Do we know the timing of these outflows?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

There's a lot of it related to lease payments, et cetera. Some of it is just rattled over the course of the period.

George Price - Stifel Nicolaus - Analyst

Okay. Last question. In terms of just everything that's going on in the, the global macro environment, the demand environment. Can you talk a little bit more maybe about your pipeline particularly on the commercial, commercial side maybe looking at U.S. versus international conversion rates. How fast are things moving or sales cycles, being impacted? Is it one verse cal versus another little color along those lines would be great. Thank you.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

I guess I would just say non U.S. is hotter than U.S.  We are seeing good activity in Europe, we are seeing good activity in Asia. U.S. is growing, but not as aggressively as the other areas.

As I was pointing out in my opening remarks we have got a, we almost uniquely have a diversified portfolio between Government business, which is insulated from the general macro economic issues and then we have the outsourcing business that is more or less long term annuities and then the project business. The project business or what we call business solutions and services, would be where we would expect to see an impact in a softening economy.

So far we are doing okay, knock on wood. But we, we haven't seen the extent of a negative outcome that I guess to some extent I had anticipated. But I don't think this is over yet either.

George Price - Stifel Nicolaus - Analyst

Just to be clear on that, have you seen any signs of deterioration, I mean even if demand is still reasonably good just given what happened at the end of last quarter, in the financial side particularly?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

There has been cautious advancement on the project side. But we are continuing, people are making awards. So, it is I don't, I wouldn't send a signal that anything there is looking abnormally slow.

George Price - Stifel Nicolaus - Analyst

Okay. Thank you.

Bill Lackey - Computer Sciences Corporation - Director, Investor Relations

Next question, operator.

Operator

We will go now to Eric Boyer with Wachovia.

Eric Boyer - Wachovia - Analyst

Thanks. The last couple of quarters you sighted higher bill rates in U.S. SI consulting business. So I was just wondering if you can go into more details what areas of that business you are seeing strength?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Certainly in the SAP area, globally there's a shortage of SAP resources and we are seeing a pick up there. We are also seeing it, we have put a real emphasis on industry-specific consulting.

And what we are, what we are seeing is we can get a better value, a better return with our industry-specific consulting staff, as opposed to what I will just call generic staff. So I think our focus at an industry level, as well as some of the general market conditions around areas like SAP, are I would probably highlight as the ones with the most activity and the biggest boost of the rates.

Eric Boyer - Wachovia - Analyst

You also mentioned some federal business slipped to the right. Can you give us more details as to which areas. Was it civil or defense, was that mostly budget related or any other issues there?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

No, as I said, one program was war fighter focus, a big training program. The award was protested, it took a number of months to work through that protest process. We were, we were one of the awardees on that and we continue to be one of the awardees. It is just that the work didn't start on the time that we or the Government customer anticipated it would start. It has now started.

Eric Boyer - Wachovia - Analyst

And just a clarification question on the equitable adjustment timing. Did you guys say it can take two years, an additional two years for discovery in that litigation or arbitration process to be over?

Don DeBuck - Computer Sciences Corporation - Interim Chief Financial Officer

It could. But it is a function of how the judge moves things along and how the parties are pushed or whether that goes to a more or less full litigation and full discovery, et cetera. Et cetera.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

it is just early days, we don't control this process. So we will, we will keep you apprised of, of any significant changes along that path. But again, it is not incorporated in any of your numbers or any of our forecasts. So it would from a cash flow standpoint, it is an upside number.

Eric Boyer - Wachovia - Analyst

And finally just how many points of revenue growth did NHS provide to the Europe segment in the quarter?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

I don't think we have that data. I am not sure we are allowed to disclose that either. I have to check on the contractual. We are very constrained relative to NHS, what we can say or cannot say.

Eric Boyer - Wachovia - Analyst

Okay. Thanks a lot.

Bill Lackey - Computer Sciences Corporation - Director, Investor Relations

Operator, we have time for one final question, please.

Operator

And for our final question will come from Tien-tsin Huang with JPMorgan.

Tien-tsin Huang - JPMorgan - Analyst

Hi Thanks. Sorry, I jumped on a little bit late. I was curious on the Covansys side. How that has faired in terms of retention both with employees and clients and maybe if you can just describe how the business is performing overall, relative to plan?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

The retention has been excellent. I am not aware of any senior level executive that has left us. The retention in India has improved both at the legacy CSC and at the Covansys piece. So we are very pleased with that.

And the integration with overall CSC is proceeding very well. So we are, we are very pleased with it. We are leveraging it in a significant way with our existing or well legacy CSC clients. So we are effectively cross selling to their base and our base I think in a very effective manner.

Tien-tsin Huang - JPMorgan - Analyst

Good. And then it sounds like the consulting NSI side of the house is fairing pretty well. I am just curious any change in terms of pricing utilization that you can share with us?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Well, as we said, the rates have up ticked. And I think that's a bit of mix and a bit of supply.

Tien-tsin Huang - JPMorgan - Analyst

Right.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

I don't know if I have the utilization numbers.

Tien-tsin Huang - JPMorgan - Analyst

No worries, if not I can follow up off line.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Yes, if you could follow up off line, we can help you. We moved some of the organizational structure around. So to get apples to apples on the utilization, the guys have to do a little work, but we will get that for you.

Tien-tsin Huang - JPMorgan - Analyst

Maybe one more. I know you struck a nice software deal with MasterCard on the payment side with NbPO as opposed. Any other deals like that that's out there? I know there's a lot going on on the payment side related to SEPA in Europe. How does the pipeline look there?

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

Actually, we are, we are really optimistic about the, the whole BPO, the industry-specific BPO play. Financial services for sure, but also on the health care side. So that's one of our specific focuses of project to accelerate our strategic plan and so we think there's real opportunity there. As I have said for a number of years we are not really interested in what I call the horizontal BPO play. I think that's commoditized, but we think that there's good growth and good profitability in the BPO in the industry-specific BPO.

Tien-tsin Huang - JPMorgan - Analyst

All right. We will look for more detail on the analysts day. Thanks.

Operator

That would conclude our question-and-answer session. I would like to turn the program back to our speakers for additional or closing comments.

Mike Laphen - Computer Sciences Corporation - Chairman and Chief Executive Officer

First of all thank you so much for joining us today and for bearing with us for the past year. I know it has been difficult for you to sort through our reporting, when we got our reporting out. We are working diligently to ensure that you have better insight and better visibility and as you heard on the call today, we have, we have made the decision in a number of cases where we could have gone the other way to keep the P&L quite clean relative to special charges and that is our go forward intent. We look forward to seeing you in a couple of weeks at the investors conference. Thanks for joining us.

Operator

Thank you, everyone, for your participation in today's conference call. You may disconnect at this time.